S&T Bancorp, Inc. 800 Philadelphia Street Indiana, Pennsylvania 15701
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS April 21, 2003

To the Shareholders of
S&T Bancorp, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S&T Bancorp, Inc. ("S&T") will be held on April 21, 2003, at 10:00 a.m., Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania 15701, for the purposes of considering and voting on the following matters:

     1.  The election of six directors to serve terms expiring in 2006;
     2.  The adoption of the S&T Bancorp, Inc. 2003 Incentive Stock Plan; and
     3.  The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 3, 2003, are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Robert E. Rout
Robert E. Rout
Secretary

Indiana, Pennsylvania
March 19, 2003

IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN AND FOR THE ADOPTION OF THE S&T BANCORP, INC. 2003 INCENTIVE STOCK PLAN.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as "householding."

S&T has implemented "householding" in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and S&T, because it eliminates unnecessary mailings delivered to your home and helps to reduce S&T's expenses. "Householding" is not being used, however, if S&T has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, S&T will deliver promptly a separate copy of the annual report and the proxy statement to any shareholder who contacts S&T's transfer agent, American Stock Transfer & Trust Company ("AST"), by calling their toll-free number, 1-800-937-5449, or by mail to the attention of the Shareholder Relations Department at 59 Maiden Lane, Plaza Level, New York, New York 10038. You can also notify S&T that you would like to receive separate copies of S&T's annual report and proxy statement in the future by calling AST. Even if your household has received only one annual report and one proxy statement, S&T will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if you also hold shares of S&T in "street name" (e.g., in a brokerage account or retirement plan account) you may continue to receive duplicate mailings.

Each proxy card should be signed, dated and returned in the enclosed self-addressed envelope. If your household has received multiple copies of S&T's annual report and proxy statement, you can request the delivery of single copies in the future by calling AST, as instructed above, or your broker, if you hold the shares in "street name."

S&T BANCORP, INC. PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 21, 2003

INTRODUCTION

This Proxy Statement is being furnished to shareholders of S&T Bancorp, Inc. ("S&T") in connection with the solicitation of proxies by the Board of Directors of S&T (the "S&T Board") for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice ("Annual Meeting"). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about March 19, 2003. At the Annual Meeting, shareholders of S&T will be asked to elect six directors of S&T to serve terms expiring in 2006 and to vote on the adoption of the S&T Bancorp, Inc. 2003 Incentive Stock Plan.

All shareholders are urged to read this Proxy Statement carefully and in its entirety.

MEETING INFORMATION
Date, Place and Time

The Annual Meeting of Shareholders of S&T will be held on April 21, 2003, at 10:00 a.m., Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania.

Record Date; Voting Rights

The securities that can be voted at the Annual Meeting consist of shares of common stock of S&T, par value $2.50 per share ("S&T Common Stock"), with each share entitling its owner to one vote on all matters. Only holders of record of S&T Common Stock at the close of business on March 3, 2003 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. There were 3,113 record holders of S&T Common Stock and 26,515,713 shares of S&T Common Stock outstanding as of the Record Date.

     A quorum is required for the transaction of business at the Annual Meeting. A "quorum" is the presence at the meeting, in person or represented by Proxy, of the holders of the majority of the outstanding shares. Abstentions are counted for purposes of determining presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Abstentions will not affect the outcome of a vote on a particular matter. Shares held by brokers in street name and for which the beneficial owners have withheld the discretion to vote from brokers are called "broker non-votes." They are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law. Broker non-votes will not affect the outcome of a vote on a particular matter.

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting. A withheld vote on any nominee will not affect the voting results. All other matters to be considered at the meeting require the affirmative vote of a majority of the votes cast at the meeting on the item to be approved.

Voting and Revocation of Proxies

If the appropriate enclosed form of proxy is properly executed and returned to S&T in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted "FOR" the nominees proposed by the S&T Board and "FOR" adoption of the S&T Bancorp, Inc. 2003 Incentive Stock Plan, which are presented in the attached Notice of Annual Meeting of Shareholders. Except for procedural matters incident to the conduct of the Annual Meeting, S&T does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies in their discretion on such matters as recommended by a majority of the S&T Board.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of S&T a written notice of revocation, by delivering to S&T a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The cost of soliciting proxies in the form enclosed herewith will be borne by S&T. In addition to the solicitation of proxies by mail, S&T, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. S&T also will request persons, firms and corporations holding shares of S&T Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

PRINCIPAL BENEFICIAL OWNERS OF S&T COMMON STOCK

As of December 31, 2002, the Wealth Management Group ("WMG") of S&T Bank held, in various fiduciary capacities, 2,717,942 shares of S&T Common Stock. These holdings represent 10.22% of the total outstanding shares. WMG has sole voting power for 1,438,140 of these shares and no voting power for 328,352 of these shares, held in customer accounts. It is the intention of management to vote the shares for which it has sole voting power "FOR" the matters to be acted upon at the Annual Meeting. The remaining 951,450 shares of S&T Common Stock are held by WMG as trustee ("Trustee") of the Thrift Plan for Employees of S&T Bank (the "Thrift Plan"). As Trustee, WMG will vote such shares as instructed by the Thrift Plan participants. The Trustee will vote any allocated shares for which it has not received any instruction in the same proportion as shares for which voting instructions have been received. S&T is not aware of any other person who beneficially owns more than five percent of any class of securities of S&T.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires S&T's directors and Executive Officers, and persons who own more than 10% of S&T's stock, to report to the Securities and Exchange Commission ("SEC") certain of their transactions with respect to S&T's stock. The SEC reporting rules require that changes in beneficial ownership generally be reported on Form 4 within two business days after the date on which the change occurs. Form 3 must be filed within ten days of the event when a director, Executive Officer or person who owns more than 10% of S&T's stock becomes subject to Section 16(a) of the Exchange Act compliance. During 2002, all directors and Executive Officers timely filed all required reports of changes in beneficial ownership.

BENEFICIAL OWNERSHIP OF S&T COMMON STOCK BY DIRECTORS AND OFFICERS

The following table sets forth, as of December 31, 2002, the amount and percentage of S&T Common Stock beneficially owned by each director, each nominee for director, named Executive Officers of S&T and directors and Executive Officers of S&T as a group.

Directors, Executive Officers and Nominees	Shares of Common Stock Beneficially Owned[1]	Percent Owned
Thomas A. Brice	139,193	*
James L. Carino	277,171	1.00
John J. Delaney[2]	103,472	*
Michael J. Donnelly[2]	22,095	*
Robert D. Duggan	185,346	*
William J. Gatti	60,283	*
Ruth M. Grant	284,024	1.03
Jeffrey D. Grube	26,143	*
Edward C. Hauck	81,826	*
Frank W. Jones[2]	40,224	*
Joseph A. Kirk	80,789	*
David L. Krieger	51,594	*
Samuel Levy	176,651	*
James C. Miller	250,553	*
Alan Papernick[2]	23,246	*
Robert E. Rout	92,182	*
Myles D. Sampson[2]	34,545	*
J. Jeffrey Smead	95,801	*
Charles A. Spadafora	86,806	*
Christine J. Toretti[2]	196,344	*
All Directors and Executive Officers as a group (23 Persons)	2,460,285	8.88

(1)

May include shares held by spouse, other family members, as trustee or through a corporation. Includes the following nonstatutory stock options vesting within 60 days of the date this Proxy Statement is mailed: Mr. Brice, 40,000 shares; Mr. Carino, 40,000 shares; Mr. Delaney, 35,000 shares; Mr. Duggan, 135,000 shares; Mr. Donnelly, 5,000 shares; Mr. Gatti, 40,000 shares; Ms. Grant, 23,110 shares; Mr. Grube, 21,246 shares; Mr. Hauck, 65,000 shares; Mr. Jones, 23,110 shares; Mr. Kirk, 40,000 shares; Mr. Krieger, 45,000 shares; Mr. Levy, 40,000 shares; Mr. Miller, 200,000 shares; Mr. Papernick, 21,246 shares; Mr. Rout, 74,000 shares; Mr. Sampson, 23,110 shares; Mr. Smead, 80,000 shares; Mr. Spadafora, 40,000 shares; Ms. Toretti, 40,000 shares; and all other Executive Officers as a group, 86,000 shares. In addition, includes the following shares of restricted stock awarded under the S&T Bancorp, Inc. Amended and Restated 1992 Incentive Stock Plan: Mr. Hauck, 2,400 shares; Mr. Krieger, 2,400 shares; Mr. Miller, 4,000 shares; Mr. Rout, 2,400 shares; Mr. Smead, 2,400 shares; and the remaining three Executive Officers, 7,200 shares. The reporting person may disclaim beneficial ownership of such shares. Mr. Miller disclaims beneficial ownership of 17,760 shares that are directly owned by his spouse. Mr. Brice disclaims beneficial ownership of 39,797 shares that are directly owned by his spouse. Mr. Carino disclaims beneficial ownership of 237,171 shares that are directly owned by JLC Partners, L.P.

(2)	Nominee for election to the Board of Directors.
*	Less than 1%.

PROPOSAL 1-ELECTION OF DIRECTORS

General

The by-laws of S&T (the "S&T By-Laws") provide that the number of directors constituting the S&T Board shall consist of not less than 12 nor more than 25. Currently, there are 16 directors on the S&T Board. The S&T By-Laws also set the mandatory retirement age for directors at 75. The Articles of Incorporation of S&T provide for the classification of directors into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected annually for three-year terms. Certain information about the Nominees (Class 1 Directors), whose current terms will expire in 2003, and who are presently members of the S&T Board and the S&T Bank Board, is set forth below:

Class 1 Director Nominees Whose Terms Will Expire in 2006:

Name	Age	Principal Occupation During Past 5 Years	Director Since
John J. Delaney[1,2]	61	President, Delaney Chevrolet, Geo, Buick, Honda	1987
Michael J. Donnelly	45	President, Indiana Printing and Publishing Company, Inc.	2001
Frank W. Jones	57	Attorney-at-Law	1997
Alan Papernick[2]	65	Attorney-at-Law	1997
Myles D. Sampson[2]	58	President, Rimco Properties, Inc.-Real Estate Development	1997
Christine J. Toretti[1,2,3]	46	Chairman and Chief Executive Officer, S. W. Jack Drilling Company, and Partner, C&N Company-Gas Drillers and Producers	1984

Certain information about the directors whose terms continue (Class 2 and Class 3 Directors), who are directors of S&T and S&T Bank, is set forth below:

Class 2 Directors Whose Terms Expire in 2004:

Name	Age	Principal Occupation During Past 5 Years	Director Since
Thomas A. Brice[1,3]	62	Vice President, Douds, Inc.- Retail Interior Furnishings	1980
James L. Carino[1]	70	President, J.L. Carino Nurseries, Inc.	1987
Jeffrey D. Grube[2]	49	President, B.F.G. Electroplating and Manufacturing Company	1997
Joseph A. Kirk[1,2,3]	63	President, Beaver Meadow Creamery, Inc.	1993
James C. Miller[1]	57	President and Chief Executive Officer of S&T and S&T Bank	1993

Class 3 Directors Whose Terms Will Expire in 2005:

Name	Age	Principal Occupation During Past 5 Years	Director Since
Robert D. Duggan[1]	70	Chairman of S&T and S&T Bank, Formerly Chief Executive Officer of S&T and S&T Bank	1981
William J. Gatti[3]	61	Chairman, Millennium Pharmacy Systems, Inc.	1993
Ruth M. Grant[1,2]	71	President, Louis A. Grant, Inc.-Specialized Equipment Manufacturing and Services	1997
Samuel Levy[1,2,3]	64	President, Jefferson Wholesale Grocery Company, Inc.	1977
Charles A. Spadafora	61	President, Colonial Motor Mart	1987

Notes to Listing of Directors

(1)

Members of the Executive Committee of S&T Bank and S&T. The committee, which is appointed annually by the S&T Board, has authority to take action between meetings of the S&T Board with respect to matters that a majority of the committee considers necessary to be addressed prior to the next meeting of the S&T Board. The committee had two meetings during 2002.

(2)

Members of the Audit Committee of S&T Bank and S&T. The committee is composed of independent directors for which information regarding the functions performed by the committee and its membership is set forth in the "Report of the Audit Committee," included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the S&T Board. The committee had three meetings during 2002.

(3)

Members of the Compensation and Benefits Committee of S&T Bank and S&T. The committee's function is to recommend to the S&T Board action on compensation and benefit changes brought to it by management. The committee had three meetings during 2002.

     The S&T Board does not have a nominating committee. The S&T Board will consider shareholder nominations for directors in accordance with the procedure set forth in Section 202 of S&T's By-Laws. The procedure provides that a notice relating to the nomination must be timely given in writing to the Secretary of S&T prior to the meeting. To be timely, the notice must be delivered not earlier than the close of business on the 120th day, nor later than the 60th day, immediately preceding the meeting. Such notice must be accompanied by the nominee's written consent and contain information relating to the business experience and background of the nominee, and information with respect to the nominating shareholder.

     During 2002, the S&T Board held 12 meetings. All of the directors attended at least 75% of the total number of meetings of the S&T Board and committees.

S&T Board Fees

Non-employee members of the S&T Board are compensated at the rate of $7,500 per year plus $850 per meeting attended. Directors are paid $350 to $400 for attendance at S&T Board committee meetings. In December 2002, each member of the S&T Board who was not an employee of S&T was granted an option to acquire up to 3,000 shares of S&T Common Stock at an exercise price of $26.60 per share, the average of the high and low market price on the date of the grant. Fifty percent of these options are exercisable January 1, 2004, and the remaining options are exercisable January 1, 2005. The options must be exercised within ten years of the date of the grant. In addition, country club and golf club dues are paid for Mr. Duggan, who, as the Chairman, is active in developing and retaining S&T's customer and business relationships. In 2002, these dues were $7,230.

PROPOSAL 2-ADOPTION OF THE S&T BANCORP, INC. 2003 INCENTIVE STOCK PLAN

At the Annual Meeting, the S&T Bancorp, Inc. 2003 Incentive Stock Plan (the "2003 Plan") will be presented for shareholder approval. The 2003 Plan was adopted by the S&T Board at its February 17, 2003 meeting subject to the approval of the shareholders.

The S&T Board recommends a vote FOR adoption of the 2003 Plan.

The 2003 Plan is a new compensation plan and is similar to the S&T Bancorp, Inc. Amended and Restated 1992 Incentive Stock Plan (the "1992 Plan"), which the 2003 Plan will replace. No further awards will be made under the 1992 Plan.

The following is a summary of the principal features of the 2003 Plan. This summary is qualified in its entirety by reference to the terms of the 2003 Plan set forth in Appendix A of this Proxy Statement.

Purpose

The purpose of the 2003 Plan is to promote the long-term interests of S&T and its shareholders by attracting and retaining directors, officers and key employees. Further, S&T believes that directors, officers and employees who own shares of its common stock will have a closer identification with S&T and a greater motivation to work for S&T's success, because, as shareholders, they will participate in S&T's growth and earnings.

Administration of the Plan

The 2003 Plan will be administered by a committee of S&T's Board (the "Committee"). Unless otherwise determined by the S&T Board, the S&T Board's Compensation and Benefits Committee will be the Committee. Subject to the terms of the 2003 Plan, the Committee has the sole discretion to: (a) select award recipients, grant awards and provide the terms and conditions of all awards (which need not be identical among recipients), including a period of time for vesting; (b) provide for the time and the means to exercise stock options; (c) interpret the 2003 Plan and awards; and (d) adopt rules and procedures for the administration, interpretation and operation of the 2003 Plan.

Eligible Persons

Recipients of awards under the 2003 Plan must be directors or employees of S&T or its subsidiaries, as determined by the Committee. Currently, S&T and its subsidiaries employ approximately 825 individuals, and S&T has 15 directors who are not employees ("Outside Directors").

Shares Subject to the 2003 Plan

The Committee may authorize the use of nonqualified stock options, incentive stock options qualifying under Section 422 of the Internal Revenue Code, restricted stock awards, stock rights to the appreciation in common stock value, incentive shares and incentive units that may also include cash awards. These awards may be subject to vesting, performance goals and limits on exercise periods. Outside Directors may only be awarded nonqualified stock options and restricted stock.

The total number of shares of common stock that may be issued under the 2003 Plan is 1,500,000, subject to capital adjustments as provided in the 2003 Plan. The source of shares may be authorized and unissued shares or shares acquired by S&T and held as treasury shares.

The number of shares covered by an award reduces the number of shares available for future awards under the 2003 Plan. However, if any award expires or terminates without having been exercised in full, the number of such shares are added back to the number of remaining available shares under the 2003 Plan.

The total number of shares of common stock that may be granted to any individual during any calendar year under all forms of awards may not exceed 50,000 shares.

Stock Options

With respect to the stock options under the 2003 Plan that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code, the option price and the aggregate fair market value (determined on the date of grant) of the shares subject to incentive stock options will be set to meet the requirements of such Section 422.

The Committee will establish the terms and conditions of options that do not qualify as incentive stock options ("nonqualified stock options") at the time the options are granted; however, the exercise price may not be less than the fair market value on the date of the grant.

No stock options granted under the 2003 Plan may be exercised sooner than six months or more than ten years from the grant date. Nonqualified stock options may be exercised during such period as the Committee determines at the time of grant.

Stock options granted under the 2003 Plan become exercisable in one or more installments in the manner and at the time or times specified by the Committee at the time of the grant. Generally, and unless provided otherwise in an award, if a grantee's employment with S&T or a subsidiary is terminated as a result of voluntary resignation, termination for cause or involuntary termination without cause, such grantee's options expire one month after termination. For Outside Directors, nonstatutory stock options terminate 12 months from the date the director ceases to be a member of the S&T Board by reason of voluntary termination of service or involuntary termination of service without cause, or one month by reason of termination of service for cause. In the case of death, disability, retirement or attainment of Director Emeritus status, the grantee's options will expire as normally scheduled in the award agreement.

The exercise price of each option must be paid in full at the time of exercise. The Committee may permit payment through cash or the tender of shares of common stock already owned by the participant, or by any other means that the Committee determines to be consistent with the 2003 Plan's purpose.

Stock Rights

Rights to the appreciation in common stock value will be granted independently of any option granted under the 2003 Plan. The period in which rights may be exercised will be no sooner than six months and no more than ten years from the date of grant and may only be exercised when the fair market value of the common stock exceeds the fair market value of the common stock on the date of grant.

Fair Market Value

For purposes of the2003 Plan's options and rights, the fair market value of a share of common stock shall equal the average of the high and low sales prices on the date such fair market value is to be determined, as reported by NASDAQ, or, if there are no sales of common stock reported on such date, the average of the high and low sales prices for shares of common stock reported by NASDAQ on the nearest trading date preceding such date, unless the Committee selects another reasonable method.

Restricted Stock Awards

The awards consist of common stock restricted against transfer, subject to forfeiture and subject to such other terms and conditions intended to further the purposes of the 2003 Plan as determined by the Committee. The terms and conditions may include vesting of such awards contingent upon achievement of one or more specified performance goals as generally defined in the 2003 Plan. Generally, and unless provided otherwise in an award, if a grantee's employment or service with S&T or a subsidiary is terminated as a result of voluntary resignation, termination for cause or involuntary termination without cause, all of the grantee's nonvested shares of restricted stock shall be forfeited. If a grantee's employment or service terminates due to death, disability, retirement or attainment of Director Emeritus status, the grantee's shares of restricted stock shall continue to vest according to the vesting schedule in the award agreement.

Incentive Shares and Unit Awards

Incentive Shares and Unit Awards will be issued by the Committee at such times and subject to such performance goals and other terms and conditions as the Committee shall deem important.

Change in Control

In the event S&T is involved in a "change in control" or S&T or its shareholders dispose of all or substantially all of S&T's assets or common stock by sale, merger, liquidation or otherwise, the vesting of options and restricted stock awards and the expiration date and the dates on which any part of the option shall be exercisable for all of the shares covered thereby will be accelerated, but the effectiveness of such acceleration shall be conditioned upon the consummation of the transaction resulting in the change in control or such disposition of all or substantially all of the assets or common stock. A "change in control" is deemed to occur upon the acquisition of 25% or more of the voting securities of S&T by any person or by persons acting as a group within the meaning of the Securities Exchange Act of 1934. A disposition of all or substantially all of the assets or common stock of S&T by means of a sale, merger, or liquidation or otherwise will not occur when the shareholders of S&T immediately before the consummation of such transaction will own at least 50% of the combined voting power of all classes of stock of the surviving entity.

Adjustment in Awards

In the event of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure of S&T affecting shares of common stock, the Committee will adjust the number and class of shares that may be delivered under the 2003 Plan, and the number and class of shares subject to outstanding awards, in such manner as the Committee shall determine to be appropriate.

Assignability

Options, restricted stock, rights, incentive shares or units granted under the 2003 Plan are assignable only in limited instances in accordance with applicable law.

Amendment

The S&T Board may terminate the 2003 Plan or amend it in any way; provided, however, that the S&T Board may not, without the consent of the shareholders, make any amendment that increases the maximum number of common stock that may be granted under the 2003 Plan, changes the class of eligible employees or materially increases the benefits accruing to an employee under the 2003 Plan. Unless previously terminated by the S&T Board, the 2003 Plan shall terminate on, and no options shall be granted after, the tenth anniversary of its effective date.

Effective Date

The 2003 Plan became effective on February 17, 2003, the date on which it was adopted by the S&T Board, provided that the 2003 Plan is approved by the shareholders within twelve months thereafter. However, no options, restricted stock, rights, incentive shares or units will be granted or awarded prior to such shareholders' approval.

Summary of Certain Federal Income Tax Consequences

The following discussion briefly summarizes certain United States federal income tax aspects of stock options and awards of restricted stock granted pursuant to the 2003 Plan. State and local tax consequences may differ.

Incentive Stock Options. An option holder will not recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If an option holder does not exercise an incentive stock option within certain specified periods after termination of employment, the option holder will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a nonqualified stock option, as described below.

The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the option holder generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

Nonqualified Stock Options. A grantee generally is not required to recognize income on the grant of a nonqualified stock option. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option is exercised. In general, the amount of ordinary income required to be recognized, in the case of a nonqualified stock option, is an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price.

Restricted Stock. Shares of restricted stock awarded under the 2003 Plan will be subject to a substantial risk of forfeiture for the period of time specified in the award. Unless a grantee of shares of restricted stock makes an election under Section 83(b) of the Internal Revenue Code as described below, the grantee generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the substantial risk of forfeiture lapses, the grantee will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a grantee makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the grantee will not be required to recognize additional ordinary income when the substantial risk of forfeiture lapses.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the 2003 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an incentive stock option (a "disqualifying disposition"), a grantee generally will be required to recognize ordinary income upon such disposition.

Deductibility by S&T. S&T generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a grantee is required to recognize income as a result of a disqualifying disposition, S&T will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a nonqualified stock option (including an incentive stock option that is treated as a nonqualified stock option, as described above) or a restricted stock award, S&T will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the grantee, provided that certain income tax reporting requirements are satisfied.

Parachute Payments. Where payments to certain persons that are contingent on a change in control exceed limits specified in the Internal Revenue Code, the person generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. Under the 2003 Plan, the Committee may grant options and awards of restricted stock for which the vesting is accelerated by a change in control of S&T. Such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Internal Revenue Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 2003 Plan has been designed to allow the grant of options and awards of restricted stock that qualify under an exception to the deduction limit of Section 162(m) for "performance-based compensation."

Remuneration of Executive Officers

The following table provides information concerning remuneration of the Chief Executive Officer and the other four most highly compensated Executive Officers of the Company (collectively, the "Named Officers") during 2002.

SUMMARY COMPENSATION TABLE

Name and principal position	Annual compensation			Long-term compensation Awards		All other compensation (c)
				Restricted stock options ($)(a)	Securities underlying options/ SARs (#)(b)
	Year	Salary	Bonus
J.C. Miller, President, Chief Executive Officer and Director	2002 2001 2000	$385,000 370,000 335,000	$50,000 47,300 67,500	$106,400 - -	- 25,000 25,000	$30,261 30,625 32,720
D.L. Krieger, Executive Vice President	2002 2001 2000	250,000 225,000 225,000	- - -	63,840 - -	- 15,000 15,000	17,500 15,750 22,000
E.C. Hauck, Executive Vice President	2002 2001 2000	186,000 178,000 164,800	38,500 29,300 35,500	63,840 - -	- 15,000 15,000	14,651 14,525 15,800
R.E. Rout, Executive Vice President, Secretary and Chief Financial Officer	2002 2001 2000	174,000 166,000 149,800	41,500 27,300 32,500	63,840 - -	- 15,000 15,000	13,671 13,475 14,160
J.J. Smead, Executive Vice President	2002 2001 2000	171,000 165,000 155,000	29,500 28,100 34,500	63,840 - -	- 15,000 15,000	13,937 13,965 15,400
(a)

Reflects shares of restricted stock awarded under the 1992 Plan on December 16, 2002, valued on the basis of the average of the high and low market price of the stock on the date of award. The shares of restricted stock that remain subject to forfeiture entitle the Executive Officer to all of the rights of a shareholder generally, including the right to vote the shares and receive any dividends that may be paid thereon.

The shares of restricted stock awarded on December 16, 2002 vest equally over a four-year period with the first 25% vesting on January 1, 2004. No such shares were vested on December 31, 2002 and remain subject to the risk of forfeiture, which will lapse upon vesting. Accelerated vesting will occur and restrictions will lapse in the event that certain change in control events occur.

The number and value of the aggregate restricted stock holdings for the Named Officers with restricted stock as of December 31, 2002 were as follows: Mr. Miller, 4,000 shares with a value of $100,200; Mr. Krieger, 2,400 shares with a value of $60,120; Mr. Hauck, 2,400 shares with a value of $60,120; Mr. Rout, 2,400 shares with a value of $60,120; and Mr. Smead, 2,400 shares with a value of $60,120.

(b)	Reflects stock option grants under the 1992 Plan.
(c)

Consists of contributions by S&T Bank to the Thrift Plan for Employees of S&T Bank and to the nonqualified benefit plan that was established in order that certain management employees, including the Named Officers, not lose benefits that would normally have accrued in qualified plans except for federal tax laws setting annual compensation limits for qualified plans ($200,000 in 2002) and additional limitations related to highly compensated employees.

Agreements with Executive Officers

Each of the five highest compensated Executive Officers of S&T, Messrs. Miller, Krieger, Hauck, Rout and Smead, is party to a change in control agreement with S&T. Each agreement provides that if the executive is terminated within one year following the occurrence of certain "changes in control" of S&T or of S&T Bank (as defined in each agreement) that were not preapproved by the S&T Board, or if the executive voluntarily terminates his employment with S&T under certain specified circumstances following a change in control, the Executive Officer will be entitled to receive a lump sum cash payment based on the executive's salary immediately preceding the change in control and to receive certain continuing S&T employee benefits. In the case of Mr. Miller, the lump sum cash payment would equal three times his annual base salary immediately preceding the change in control; for each of the other Executive Officers, the cash payment would equal his annual base salary immediately preceding the change in control.

Stock Option Grants

S&T and its subsidiaries did not grant any stock options to the Named Officers during the fiscal year ended December 31, 2002.

The table below shows information about option holdings for the Named Officers at year-end on an aggregate basis.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options/SARs at fiscal year-end[1]		Value of unexercised in-the-money options/ SARs at fiscal year-end[1]
			Exercisable	Unexercisable	Exercisable	Unexercisable
J.C. Miller	0	$0	200,000	0	$1,414,688	$0
D.L. Krieger	35,000	207,788	45,000	0	88,875	0
E.C. Hauck	15,000	107,733	65,000	0	213,375	0
R.E. Rout	14,000	156,185	74,000	0	277,838	0
J.J. Smead	26,000	316,665	80,000	0	315,188	0

(1) The numbers set forth in these columns represent nonstatutory stock options issued pursuant to the 1992 Plan. There have been no SARs issued pursuant to the 1992 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2002 related to the equity compensation plan in effect at that time.

Plan category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plan approved by shareholders[1]	2,053,922	$22.11	0
Equity compensation plans not approved by shareholders	0	0	0
Total	2,053,922	$22.11	0

(1)Awards granted under the S&T Bancorp, Inc. Amended and Restated 1992 Incentive Stock Plan (the "1992 Plan"). The 1992 Plan expired in 2002, and no further awards may be granted thereunder.

Retirement Plan and Thrift/Profit Sharing Plan

The Employees' Retirement Plan of S&T Bank ("Retirement Plan") covers all eligible employees and provides a monthly retirement income for employees and their spouses.

     The following table shows the estimated annual benefit payable upon a normal retirement date to persons in specified remuneration and years of service classifications for the Retirement Plan. This benefit is payable in addition to Social Security and is calculated based upon the participant's average annual regular earnings for the highest five consecutive years in the last ten years ("Average Covered Compensation").

PENSION PLAN TABLE

	Years of service
Remuneration	10	15	20	25	30	35
$100,000	$12,914	$19,372	$25,829	$32,286	$38,743	$45,200
$150,000	20,414	30,622	40,829	51,036	61,243	71,450
$200,000	27,914	41,872	55,829	69,786	83,743	97,700
$250,000	35,414	53,122	70,829	88,536	106,243	123,950
$300,000	42,914	64,372	85,829	107,286	128,743	150,200
$350,000	50,414	75,622	100,829	126,036	151,243	176,450
$400,000	57,914	86,872	115,829	144,786	173,743	202,700
$450,000	65,414	98,122	130,829	163,536	196,243	228,950

Effective January 1, 1994, federal tax laws lowered the amount of annual compensation that may be considered in calculating benefits under a qualified retirement plan to a current maximum of $200,000 (the "Annual Compensation Limit"). In addition, federal tax laws limit the amount of annual benefit payable under a qualified retirement plan that is a defined benefit plan (such as the Retirement Plan), and that limit currently is $160,000 (the "Annual Benefit Limit"). The amounts shown in the above Pension Plan Table have not been adjusted to reflect the Annual Compensation Limit or the Annual Benefit Limit.

As of December 31, 2002, completed years of credited service and Average Covered Compensation for the Named Officers are as follows:

Name	Years of credited service	Average covered compensation
J.C. Miller	31	$397,760
D.L. Krieger	18	226,000
E.C. Hauck	28	189,560
R.E. Rout	12	171,260
J.J. Smead	10	183,320

     S&T Bank also maintains a Thrift/Profit Sharing Plan with 401(k) provisions ("Thrift Plan") in which all employees may participate with elective salary deferrals. In 2002, S&T Bank made monthly matching contributions equal to 50% of the employees' 401(k) contributions, up to 3% of the eligible participants' compensation. In addition, S&T Bank made a 4% year-end contribution. Year-end contributions are based on the performance of S&T, compared to earnings per share goals, and are expected to range from 2% to 6%.

     The compensation taken into account for determining the amount of contributions made on behalf of a participant under the Thrift Plan is subject to the Annual Compensation Limit. In addition, 401(k) contributions by employees are restricted by "highly compensated employee" formulas.

     In order that participants not lose benefits they would normally have been entitled to receive, non-qualified arrangements were approved to accumulate the benefits that would have accrued in the Retirement Plan and the Thrift Plan were it not for the impact of the eligible compensation restrictions. The non-qualified benefits related to retirement are unfunded.

     Other benefits generally provided to all officers and full-time employees include a medical reimbursement plan, a dental plan, a vision care plan, a long-term disability income plan and life insurance. No outside director is provided these benefits.

Transactions with Management and Others

S&T Bank has made, and expects to make in the future, extensions of credit in the ordinary course of business to certain directors and officers. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with others. Such loans do not involve more than normal risk of collectability or present unfavorable features.

     On January 31, 1992, S&T Bank entered into a limited partnership arrangement with RCL Partners, Inc. for the construction of 30 apartments in Indiana, Pennsylvania targeted for senior citizens. Total investment by S&T Bank was $1,761,766 and entitled S&T Bank to certain tax credits, tax depreciation benefits and a share of cash flows under the Internal Revenue Service Section 42 program. Director Delaney (and affiliated parties) and Director Gatti (and affiliated parties) each hold a one-third interest in RCL Partners, Inc.

     On December 1, 1997, S&T Bank entered into an agreement to lease from Director Sampson branch space and a freestanding drive-up teller and ATM facility located in a shopping plaza. The lease agreement provides for a ten-year term, annually adjusted for changes in the consumer price index, and a ten-year renewal option. The current monthly rent is $7,607.

     During 2002, S&T Bank made payments for the purchase of goods and services from companies owned or controlled by Directors Delaney and Donnelly for $184,493 and $120,530, respectively.

     On May 4, 2001, S&T Insurance Group, LLC, and Attorneys Abstract Company, Inc. entered into an agreement to form S&T Settlement Services, LLC (STSS), with respective ownership interests of 55% and 45%. STSS is a title insurance agency serving commercial customers. S&T Bank owns a 100% interest in S&T Insurance Group, LLC; Director Papernick owns 66.67% of the stock of Attorneys Abstract Company, Inc.

     Director Papernick is president of the law firm Papernick & Gefsky, P.C., which provided legal services to S&T Bank and received payments of $68,516 during 2002.

     See also "Compensation Committee Interlocks and Insider Participation."

Compensation Committee Interlocks and Insider Participation

Regulations require the disclosure of any related party transactions with members of the Compensation Committee. During 2002, S&T Bank made payments of $183,183 to a company owned by Director Brice for the purchase of furniture and other equipment, and payments of $475,238 to Director Toretti, and affiliates, for the lease of operations, branch and administrative facilities. The details of the transactions with Director Toretti are described in the paragraphs that follow.

     On October 1, 1986, S&T Bank entered into an agreement to lease, from Director Toretti and Michael Toretti as trustees under an irrevocable trust, a building and land used as S&T Bank's North Fourth Street branch and operations center. The terms of the agreement provide for payment of $10,000 per month for the first five years and options to renew for four, five-year terms with rent for each option term to be the rent from the previous term, plus 5%. On October 1, 2001, S&T Bank exercised its third renewal option at $11,576 per month.

     On August 1, 1992, S&T Bank entered into an agreement to lease from S.W. Jack Drilling Company, controlled by Director Toretti, a building used for Trust Services and other executive offices. The terms of the agreement provide for monthly payments of $6,500 for three years and the option to lease additional space on the second floor with additional successive terms of three years each, with rent for each renewal option to be the rent from the previous term, plus 5%. On July 1, 1993, S&T Bank exercised the option for the second floor space at the S.W. Jack Building. On August 1, 2001, S&T Bank exercised its third renewal option with a new, combined monthly rent of $16,033.

     On July 1, 2000, S&T Bank entered into an agreement to lease from Director Toretti and James H. McElwain as trustees under an irrevocable trust, the third floor space, storage rooms and underground parking spaces at the aforementioned S.W. Jack Building. The terms of the agreement provide for monthly payments of $7,388 for one year with additional four successive terms of three years each, with rent for each renewal option to be the rent from the previous term, plus 5%. On August 1, 2001, S&T Bank exercised its first renewal option at $7,757 per month.

     S&T Bank has made, and expects to make in the future, extensions of credit in the ordinary course of business to members of the Compensation Committee. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with others. Such loans do not involve more than normal risk of collectability or present unfavorable features.

     See also "Transactions with Management and Others."

Board Compensation Committee Report on Executive Compensation

Executive compensation decisions are made by the five-member Compensation and Benefits Committee (the "Committee") of the S&T Board. Each member of the Committee is a non-employee director. All decisions relating to the compensation of Executive Officers are reviewed by the S&T Board, except for decisions about awards under the S&T Bancorp, Inc. Amended and Restated 1992 Incentive Stock Plan (the "1992 Plan"), which are made solely by the Committee. The report set forth below is submitted by Directors Levy (Chairman), Brice, Gatti, Kirk and Toretti, in their capacity as Committee members, addressing S&T's compensation policies for 2002 as they affected Mr. Miller, President and Chief Executive Officer, and the four other highest compensated Executive Officers of S&T in 2002 (collectively "Named Officers").

     The Committee, in its executive compensation decisions, considered overall corporate performance as well as individual initiative and achievements. The policy of the Committee is to provide competitive levels of compensation that integrate pay with S&T's performance goals, reward exceptional performance and assist S&T in attracting and retaining qualified executives. Compensation is set at levels that the Committee believes to be consistent with others in the industry that have similar responsibilities, with the Named Officers' actual compensation packages increasingly being weighted toward programs contingent upon S&T's level of long-term (three years or greater) performance. As a result, the Named Officers' actual compensation levels in any particular year may be above or below those of S&T's competitors, depending on S&T's performance. The Committee typically examines salaries and performance levels of peer banks that it selects for comparison with S&T based upon similar size and geographic location. The Committee also considers the SNL Securities Bank Performance Report. The peer banks utilized in this review may or may not be included in the KBW 50 Index or the S&P 500 Index as reflected in the Five-Year Cumulative Total Return performance graph.

     The Committee continues to endorse the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests. The 1992 Plan has been considered an important element in designing the compensation packages of S&T. The S&T Bancorp, Inc. 2003 Incentive Stock Plan will be an important element for future compensation packages.

     Effective January 1, 1999, the Committee commenced the administration of a Management Incentive Plan to more closely align the interests of shareholders and senior management by making a greater percentage of senior management's total compensation dependent on the annual performance of S&T. Annually, the Committee establishes specific incentive opportunities, with primary emphasis on earnings per share goals, that are expressed as a percentage of each participant's base salary rate for the given year. Earnings per share in 2002 increased 3% over the prior year.

     The Committee's general approach in setting the Chief Executive Officer's annual compensation is to seek to be competitive with compensation paid to other chief executive officers, with a similar scope of responsibilities, and by other companies in the industry based upon long-term performance. The Committee typically compares the Chief Executive Officer salary level and performance against the same peer banks discussed above.

     Particular emphasis was placed upon S&T's performance as compared to earnings per share goals in 2002, as well as the subjective assessment of Mr. Miller's individual performance. The Committee also considered Mr. Miller's leadership in promoting the long-term strategic growth of S&T, which included the acquisition of Peoples Financial Corporation, Inc. and Evergreen Insurance Associates, Inc.

     Mr. Miller's salary for 2002 was $385,000. In addition to his salary, he was granted a Management Incentive Plan bonus of $50,000 for achieving goals established for 2002.

     In December 2002, the Committee awarded Mr. Miller 4,000 restricted shares of S&T Common Stock of which 25% of these shares vest January 1, 2004, and annually thereafter. The Committee believes that this award together with last year's award of nonstatutory stock options of 25,000 shares will encourage long-term performance and promote management retention. In addition to the restricted shares and options, Mr. Miller directly or indirectly owns 46,553 shares of S&T Common Stock. This significant interest in S&T's Common Stock is considered to be beneficial to the common interests of shareholders and management.

Submitted by the Compensation and Benefits Committee of the S&T Bancorp, Inc. Board of Directors:
     Samuel Levy (Chairman); Thomas Brice; William Gatti; Joseph Kirk; Christine Toretti

FIVE-YEAR CUMULATIVE TOTAL RETURN

S&T Bancorp, Inc.
S&P 500 Index and KBW 50 Index1

INSERT CHART HERE

December 31	1997	1998	1999	2000	2001	2002
STBA	$100	$131	$114	$111	$129	$138
S&P 500	100	129	156	141	125	97
KBW 50	100	108	105	125	120	112

(1) The Keefe, Bruyette & Woods, Inc. (KBW) 50 is made up of 50 of the nation's largest banking companies, including all money center and most regional banks.

Report of the Audit Committee

The Audit Committee (the "Committee") oversees S&T's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of S&T's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"). The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 ("Independence discussions with Audit Committees"), as may be modified or supplemented, and has discussed with the independent auditors the auditors' independence. The Committee has considered the compatibility of non-audit services with the auditors' independence.

     The Committee discussed with S&T's internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors to discuss the results of their examinations, their evaluations of S&T's internal controls and the overall quality of S&T's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee recommended, and the Board approved, the reappointment of S&T's independent auditors.

Submitted by the Audit Committee of the S&T Bancorp, Inc. Board of Directors:

     Christine Toretti (Chairperson); John Delaney; Ruth Grant; Jeffrey Grube; Joseph Kirk; Samuel Levy; Alan Papernick; Myles Sampson

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, on the recommendation of the Audit Committee of the S&T Board, reappointed Ernst & Young LLP as independent auditors to audit the financial statements of S&T for the year 2003. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. The representatives may, if they wish, make a statement, and it is expected that they will be available to respond to appropriate questions.

Audit Fees

S&T paid fees of $182,000 to Ernst & Young LLP for the 2002 annual audit, including the audit of the consolidated financial statements and timely quarterly reviews.

Financial Information Systems Design and Implementation

S&T did not pay any fees for financial information systems design and implementation during 2002.

All Other Services

S&T paid fees of $102,740 to Ernst & Young LLP for all other services provided by it during 2002. These services consisted primarily of $25,000 for the audit of S&T's benefit plans, tax consulting services of $17,997 and merger and acquisition due diligence and tax consulting services of $59,743. The Audit Committee concluded that the provision of these services is compatible with maintaining the independence of Ernst & Young LLP.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder of S&T intends to present at the 2004 S&T Annual Meeting of Shareholders must be received in writing by the Secretary of S&T at S&T's Administrative Office, 800 Philadelphia Street, Indiana, Pennsylvania, on or before November 20, 2003. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be included in S&T's proxy statement and proxy form relating to such meeting. Notice to S&T of a shareholder proposal submitted otherwise than pursuant to 14a-8 will be considered untimely if received by S&T after January 31, 2004, and the persons named in the proxies solicited by S&T's Board for its 2004 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal as to which S&T does not receive a timely notice. Such proposals should be submitted by certified mail, return receipt requested.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the S&T Board.

By Order of the Board of Directors,

/s/ Robert E. Rout
Robert E. Rout
Secretary

THIS PROXY STATEMENT IS ACCOMPANIED BY S&T'S 2002 ANNUAL REPORT. UPON WRITTEN REQUEST TO THE SECRETARY OF S&T, 800 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701, BY ANY SHAREHOLDER WHOSE PROXY IS SOLICITED HEREBY, S&T WILL FURNISH A COPY OF ITS 2002 ANNUAL REPORT ON FORM 10-K TO THE SEC, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT CHARGE TO THE SHAREHOLDER REQUESTING SAME. IN ADDITION, THESE REPORTS AND SCHEDULES ARE AVAILABLE ON THE INTERNET AT WWW.STBANK.COM/INVESTOR_RELATIONS.HTM. THE ANNUAL REPORT ON FORM 10-K IS NOT PART OF THESE PROXY SOLICITING MATERIALS.

March 19, 2003

APPENDIX A

S&T BANCORP, INC.
2003 INCENTIVE STOCK PLAN

1.	Definitions
In this Plan, except where the context otherwise indicates, the following definitions apply:
	1.1.	"Agreement" means a written agreement implementing a grant of an Option or Right or an award of Restricted Stock, Incentive Shares or Incentive Units.
	1.2.	"Board" means the Board of Directors of the Corporation, but does not include members emeritus of the Board of Directors.
	1.3.	"Code" means the Internal Revenue Code of 1986, as amended.
1.4.

"Committee" means the committee of the Board meeting the standards of Rule 16b-3 under the Exchange Act, or any similar successor rule, appointed by the Board to administer the Plan. Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the Committee. In addition, the Board, in its sole discretion, may require that each member of the Committee qualify as an "outside director" as then defined under Section 162(m) of the Code.

	1.5.	"Common Stock" means the common stock, par value $2.50 per share, of the Corporation.
	1.6.	"Corporation" means S&T Bancorp, Inc.
	1.7.	"Date of Exercise" means the date on which the corporation receives notice of the exercise of an Option or Right in accordance with the terms of Article 9.
	1.8.	"Date of Grant" means the date on which an Option or Right is granted or Restricted Stock or Incentive Shares are awarded by the Committee.
	1.9.	"Director" means a member of the Board of the Corporation.
	1.10.	"Disability" means Disability from the S&T Bank Long-Term Disability Income Plan or when an Optionee or Grantee is eligible for disability benefits under Social Security.
	1.11.	"Employee" means any person determined by the Committee to be an employee of the Corporation or a Subsidiary, including an Employee Director.
	1.12.	"Employee Director" means a Director who is an Employee of the Corporation.
	1.13.	"Exchange Act" means the Securities Exchange Act of 1934, as amended.
1.14.

"Fair Market Value" of a share of Common Stock means the amount equal to the fair market value of a share of Common Stock determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose. Unless and until the Committee has adopted another method, the fair market value of a share of Common Stock shall equal the average of the high and low sales prices on the date such fair market value is to be determined, as reported by the National Association of Securities Dealers Automated Quotation System's National Market System ("NASDAQ"), or if there are no sales of Common Stock reportedly thereby on such date, the average of the high and low sales prices for shares of Common Stock reported by NASDAQ on the nearest trading date preceding such date.

Page 19
1.15.

"Grantee" means an Employee or Outside Director to whom Restricted Stock has been awarded pursuant to Article 11, Incentive Shares have been awarded pursuant to Article 12, or Incentive Units have been awarded pursuant to Article 13.

	1.16.	"Incentive Shares" means Shares awarded pursuant to the provisions of Article 12.
1.17.

"Incentive Stock Option" means an Option granted under the Plan that qualifies as an incentive stock option under Section 422 of the Code and that the Corporation designates as such in the Agreement granting the Option.

	1.18.	"Incentive Units" means awards consisting of dollars or a combination of dollars and Shares awarded pursuant to the provisions of Article 13.
	1.19.	"Nonstatutory Stock Option" means an Option granted under the Plan that is not an Incentive Stock Option.
	1.20.	"Option" means an option to purchase Shares granted under the Plan in accordance with the terms of Article 6 or Article 7.
	1.21.	"Option Period" means the period during which an Option may be exercised.
1.22.

"Option Price" means the price per Share at which an Option may be exercised. The Option Price shall be determined by the Committee, but in no event shall the Option Price of an Incentive Stock Option be less than the greater of the Fair Market Value per Share determined as of the Date of Grant or the par value of a Share.

	1.23.	"Optionee" means an Employee or Outside Director to whom an Option or Right has been granted.
	1.24.	"Outside Director" means a Director who is not an Employee Director.
	1.25.	"Outside Director Award" means that portion of the Plan under which grants are made to Directors, other than Employee Directors.
1.26.

"Performance Goals" means performance goals established by the Committee which may be based on earnings or earnings growth, sales, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or objective goals established by the Committee, and may be absolute in their terms or measure against or in relationship to other companies comparably, similarly or otherwise situated. Such performance standards may be particular to an employee or the department, branch, Subsidiary or other division in which he or she works, or may be based on the performance of the Corporation generally, and may cover such period as may be specified by the Committee.

	1.27.	"Plan" means the S&T Bancorp, Inc. 2003 Incentive Stock Plan.
	1.28.	"Restricted Stock" means Shares awarded pursuant to the provisions of Article 11.
	1.29.	"Retirement" means early retirement or normal retirement as defined in the Employees' Retirement Plan of S&T Bank.
	1.30.	"Right" means the right to appreciation in Share value, as granted under the Plan in accordance with the terms of Article 8.
	1.31.	"Right Period" means the period during which a Right may be exercised.
	1.32.	"Share" means a share of authorized but unissued Common Stock or a reacquired share of Common Stock.
Page 20
1.33.

"Subsidiary" means a corporation of which at least 50% of the total combined voting power of all classes of stock is owned by the Corporation, either directly or through one or more other Subsidiaries.

2.	Purpose

The Plan is intended to assist in attracting and retaining Employees and Directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Corporation.

3.	Administration
The Committee shall administer the Plan. In addition to any other powers granted to the Committee, it shall have the following powers, subject to the express provisions of the Plan:
3.1.

to determine in its discretion the Employees and Outside Directors (subject to the eligibility provisions of Article 4) to whom Options or Rights shall be granted and to whom Restricted Stock, Incentive Shares or Incentive Units shall be awarded, the number of Shares to be subject to each Option, Right, Restricted Stock, Incentive Share or Incentive Unit award, and the terms upon which Options or Rights granted to Employees may be acquired and exercised and the terms and conditions of Restricted Stock, Incentive Share and Incentive Unit awards;

	3.2.	to determine all other terms and provisions of each Agreement with an Employee or with an Outside Director, which need not be identical;
	3.3.	without limiting the generality of the foregoing, to provide in its discretion in an Agreement with an Employee or with an Outside Director:
(i)

for an agreement by the Optionee or Grantee to render services to the Corporation or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee shall not have the power to commit the Corporation or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

(ii)

for restrictions on the transfer, sale or other disposition of Shares issued to the Optionee upon the exercise of an Option or Right, for other restrictions permitted by Article 11 with respect to Restricted Stock or for conditions with respect to the issuance of Incentive Shares or Incentive Units;

(iii)

for an agreement by the Optionee or Grantee to resell to the Corporation, under specified conditions, Shares issued upon the exercise of an Option or Right or awarded as Restricted Stock, Incentive Shares or Incentive Units;

(iv)

for the payment of the Option Price upon the exercise of an Option otherwise than in cash, including, without limitation, the tendering of previously acquired Shares, including by attestation, having an aggregate Fair Market Value at the date of Exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Employee for at least six months prior to their tender), or a combination of cash and Shares;

(v)

for the vesting time or times of the Option, Rights, Restricted Stock, Incentive Shares or Incentive Units as a result of the passage of time, death, Disability, Retirement from the Corporation, voluntary, for cause or involuntary terminations from Corporation service; however, in the case of nonvested Nonqualified Stock Options and Restricted Stock awards, vesting shall continue to accrue according to the vesting schedules provided in the respective Agreements in the event of the Grantee's or Optionee's death, Disability,

Page 21
Retirement, or attainment of Director Emeritus status and immediate forfeiture shall occur upon voluntary termination, involuntary termination without cause and termination for cause;
(vi)

for the right of the Optionee to use such cashless forms upon the exercise of an Option, such as that permitted under the Federal Reserve Board's Regulation T, subject to application of securities law restrictions; and

(vii) for the right of the Optionee to use any other means to exercise an Option which the Committee determines to be consistent with the Plan's purpose and applicable law.
	3.4.	to construe and interpret the Agreements and the Plan;
3.5.

to require, whether or not provided for in the pertinent Agreement, of any person exercising an Option or Right or acquiring Restricted Stock, Incentive Shares or Incentive Units, at the time of such exercise or acquisition, the making of any representations or agreements which the Committee may deem necessary or advisable in order to comply with the securities laws of the United States or of any state;

3.6.

to provide for satisfaction of an Optionee's or Grantee's tax liabilities arising in connection with the Plan through, without limitation, retention by the Corporation of Shares otherwise issuable on the exercise of a Nonstatutory Stock Option or Right or pursuant to an award of Incentive Shares or Incentive Units or through delivery of Common Stock to the Corporation by the Optionee or Grantee under such terms and conditions as the Committee deems appropriate; and

	3.7.	to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.
Any determinations or actions made or taken by the Committee pursuant to this Article shall be binding and final.
4.	Eligibility

Options, Rights, Restricted Stock, Incentive Shares and Incentive Units may be granted or awarded to Employees. Outside Directors may be granted or awarded Nonstatutory Stock Options and/or Restricted Stock in accordance with the provisions of Article 7, but Outside Directors are not eligible to receive Incentive Stock Options, Rights, Incentive Shares or Incentive Units.

5.	Stock Subject to the Plan
	5.1.	The maximum number of Shares that may be issued under the Plan is 1,500,000 Shares.
5.2.

If an Option or Right expires or terminates for any reason without having been fully exercised, if Shares of Restricted Stock are forfeited or if Incentive Shares or Shares associated with Incentive Units are not issued or are forfeited, the unissued or forfeited Shares which had been subject to the Agreement relating thereto shall become available for the grant of other Options and Rights or for the award of additional Restricted Stock, Incentive Shares or Shares associated with Incentive Units.

5.3.

The net Shares issued upon the exercise of a Right (or, if cash is payable in connection with such exercise, that number of Shares having a Fair Market Value equal to the cash payable upon such exercise), shall be charged against the number of Shares issuable under the Plan and shall not become available for the grant of other Options and Rights or the award of Restricted Stock, Incentive Shares or Shares associated with Incentive Units.

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6.	Options
6.1.

The Committee is hereby authorized to grant Nonstatutory Stock Options and Incentive Stock Options to Employees. Nonstatutory Stock Options also may be granted to Outside Directors as provided in Article 7.

	6.2.	All Agreements granting Options to Employees shall contain a statement that the Option is intended to be either (i) a Nonstatutory Stock Option or (ii) an Incentive Stock Option.
6.3.

The Option Period and vesting schedule for Options granted to Employees and Outside Directors shall be determined by the Committee and specifically set forth in the Agreement, provided, however, that an Option shall not be exercisable before six months from the Date of Grant or after ten years from the Date of Grant.

	6.4.	All Incentive Stock Options granted under the Plan shall comply with the provisions of the Code governing incentive stock options and with all other applicable rules and regulations.
6.5.

The maximum number of Shares with respect to which Options may be granted to any Employee under this Plan during a calendar year is 50,000 Shares. In no event shall the Option Price of an Option be less than the Fair Market Value of a Share on the Date of Grant.

	6.6.	The Committee in its sole discretion shall determine all other terms of Options granted under the Plan.
7.	Outside Director Award
7.1.

An Outside Director Award may be made available to Outside Directors through grants of Nonstatutory Stock Options and awards of Restricted Stock, but only in accordance with the provisions of Articles 6 and 11, respectively, of this Plan.

7.2.

Nonstatutory Stock Options granted under this Article 7 shall vest in accordance with the Agreement but no sooner than six months from the Date of Grant and may be exercised by the Optionee at any time after vesting and prior to the termination of the Nonstatutory Stock Option.

7.3.

Nonstatutory Stock Options granted pursuant to this Article 7 shall terminate upon the earlier to occur of (i) 12 months from the date on which such Optionee ceases to be a member of the Board by reason of voluntary termination of service or involuntary termination of service without cause, (ii) one month from the date on which such Optionee ceases to be a member of the Board by reason of termination of service for cause, (iii) upon the date the Option is originally assigned to terminate in the applicable Agreement if the Optionee ceases to be a member of the Board by reason of attaining Director Emeritus status, death or Disability, or (iv) 10 years from the Date of Grant.

	7.4.	Nonstatutory Stock options are not transferable except to the extent provided in Article 10 hereof.
8.	Rights
	8.1.	The Committee is hereby authorized to grant Rights to Employees.
	8.2.	A Right shall be granted under the Plan independently of any Option granted under the Plan.
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8.3.

A Right may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Optionee to receive, without any payment to the Corporation (other than required income tax withholding amounts), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the Date of Exercise not to exceed the number of Shares subject to the portion of the Right exercised multiplied by an amount equal to the excess of (i) the Fair Market Value of a Share on the Date of Exercise of the Right over (ii) the Fair Market Value of a Share on the Date of Grant of the Right.

	8.4.	The Right Period shall be determined by the Committee and specifically set forth in the Agreement, provided, however:
(i)

a Right may not be exercised until the expiration of six months from the Date of Grant (except that this limitation need not apply in the event of the death or Disability of the Optionee within the six-month period);

(ii) a Right will expire no later than ten years from the Date of Grant; and
(iii) a Right may be exercised only when the Fair Market Value of a Share exceeds the Fair Market Value of a Share on the Date of Grant of the Right.
8.5.

Rights granted under the Plan (other than cash-only Rights) shall comply with the requirements of Rule 16b-3(e) under the Exchange Act during the term of this Plan. Should any provision of this Article 8 necessary for that purpose at the date of adoption of this Plan by the Board no longer be necessary to comply with the requirements of Rule 16b-3(e) or should any additional provisions be necessary for this Article 8 to comply with the requirements of Rule 16b-3(e), the Board or the Committee may amend this Plan to delete, add to or modify the provisions of the Plan accordingly. The Corporation intends to comply, if and to the extent applicable, with the public information and reporting requirements of Rule 16b-3(e)(1); however, the Corporation's failure for any reason whatsoever to comply with such requirements or with any other requirements of Rule 16b-3, and any resultant unavailability of Rule 16b-3(e) to Optionees shall not impose any liability on the Corporation to any Optionee or any other party.

8.6.

To the extent required by Rule 16b-3(e) under the Exchange Act or otherwise provided in the Agreement, the Committee shall have sole discretion to consent to or disapprove the election of any Optionee to receive cash in full or partial settlement of a Right. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent shall be disapproval. Consent may be given in whole or as to a portion of the Right surrendered by the Optionee. If the election to receive cash is disapproved in whole or in part, the Right shall be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

	8.7.	The maximum number of Shares with respect to which Rights may be granted to any Employee under this Plan during a calendar year is 50,000 Shares.
9.	Exercise
9.1.

An Option or Right may be exercised in whole or in part, prior to the time such Option or Right terminates and subject to the provisions of the Agreement under which it was granted, by the delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by full payment for the Shares with respect to which the Option is exercised, as provided for in Article 3.

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9.2.

Nonstatutory Stock Options granted to Employees shall terminate when employment terminates, based on the following criteria: (i) one month after voluntary resignation, termination for cause, or involuntary termination without cause, or (ii) at the normally scheduled expiration in the applicable Agreement upon death, Disability, or Retirement, unless it terminates earlier under other provisions of the Plan.

	9.3.	Nonstatutory Stock Options granted to Outside Directors shall terminate, as provided for in Article 7.3.
10.	Nontransferability

Options, Restricted Stock, Rights, Incentive Shares or Incentive Units granted or awarded under the Plan shall not be transferable otherwise than (i) by will or the laws of descent and distribution, or (ii) pursuant to an order issued under state domestic relations laws, and an Option or Right may be exercised during his or her lifetime only by the Optionee or, in the event of his or her legal disability, by his or her legal representative.

11.	Restricted Stock Awards
	11.1.	The Committee is hereby authorized to award Shares of Restricted Stock to Employees or to Outside Directors as provided in Article 7.
11.2

Restricted Stock awards under the Plan shall consist of Shares that are restricted against transfer, except to the extent provided in Article 10 hereof, subject to forfeiture and subject to such other terms and conditions intended to further the purposes of the Plan as may be determined by the Committee. Such terms and conditions may provide, in the discretion of the Committee, for the vesting of such awards to be contingent upon the achievement of one or more specified Performance Goals.

	11.3.	Restricted Stock awards shall be evidenced by Agreements containing provisions setting forth the terms and conditions governing such awards. Each such Agreement shall contain the following:
(i)

prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (A) the Shares awarded as Restricted Stock under the Plan, (B) the right to vote the Shares, or (C) the right to receive dividends thereon in each case during the restriction period applicable to the Shares; provided, however, that the Grantee shall have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares;

(ii) at least one term, condition or restriction constituting a "substantial risk of forfeiture" as defined in Section 83(c) of the Code;
(iii) such other terms, conditions and restrictions as the Committee in its discretion may specify (including, without limitation, provisions creating additional substantial risks of forfeiture);
(iv) a requirement that each certificate representing Shares of Restricted Stock shall be deposited with the Corporation, or its designee, and shall bear the following legend:

"This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in the S&T Bancorp, Inc. 2003 Incentive Stock Plan, and an Agreement between the registered owner and S&T Bancorp, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of S&T Bancorp, Inc."

Page 25
(v) the applicable period or periods of any terms, conditions or restrictions applicable to the Restricted Stock; and
(vi)

the terms and conditions upon which any restrictions upon Shares of Restricted Stock awarded under the Plan shall lapse and new certificates free of the foregoing legend shall be issued to the Grantee or his or her legal representative.

11.4.

The Committee shall include in an Agreement a requirement that in the event of a Grantee's termination of employment (or in the case of Outside Directors, termination of service) for any reason prior to the lapse of restrictions, except for a termination of employment due to a pending transaction defined in Section 16, death, Disability, Retirement, or attainment of Director Emeritus status, all nonvested Shares of Restricted Stock shall be forfeited by the Grantee to the corporation without payment of any consideration by the Corporation, and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee shall thereafter have any further rights or interest in the Shares or certificates. Shares of Restricted Stock shall continue to vest according to the vesting schedules set forth in the respective Agreements, upon a Grantee's death, Disability, Retirement or attainment of Director Emeritus status.

	11.5.	The maximum number of Shares of Restricted Stock that may be awarded to any Employee under this Plan during a calendar year is 50,000 Shares.
12.	Incentive Share Awards
	12.1.	The Committee is hereby authorized to award Incentive Shares to Employees.
12.2.

Incentive Shares shall be Shares that shall be issued at such times, subject to achievement of such Performance Goals or other goals and on such other terms and conditions as the Committee shall deem appropriate and specify in the Agreement relating thereto.

	12.3.	The maximum number of Incentive Shares that may be awarded to any Employee under this Plan during a calendar year is 50,000 Shares.
13.	Incentive Unit Awards
	13.1	The Committee is hereby authorized to award Incentive Units to Employees.
13.2

Incentive Units shall be used at such times, subject to achievement of such Performance Goals or other goals and on such other terms and conditions as the Committee shall deem appropriate and specify in the Agreement relating thereto.

	13.3	Incentive Units may be paid in (i) cash, (ii) Shares, or (iii) cash and Shares.
	13.4	The maximum dollar value of Incentive Unit awards that may be paid to any Employee during a calendar year is limited to the cash equivalent of 50,000 Shares at the time of payment or payments.
14.	Capital Adjustments

The Option Price and the aggregate number and class of Shares for which grants or awards may be made and the number and class of Shares subject to each outstanding Option, Right, Restricted Stock, Incentive Shares or Shares associated with Incentive Unit awards, shall be adjusted to reflect such events as stock dividends, stock splits, adoption of stock rights plans, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation.

Page 26
15.	Termination or Amendment

The Board shall have the power to terminate the Plan and to amend it in any respect, provided that, after the Plan has been approved by the shareholders of the Corporation, the Board may not, without the approval of the shareholders of the Corporation if such approval is then required by applicable law or in order for the Plan to continue to satisfy the requirements of Rule 16b-3 under the Exchange Act, amend the Plan so as to increase the number of Shares that may be issued under the Plan (except as provided in Article 14), to modify materially the requirements as to eligibility for participation in the Plan, to change the class of persons eligible to receive Incentive Stock Options, or to increase materially the benefits accruing to participants under the Plan. No termination or amendment of the Plan shall, without his or her consent, adversely affect the rights or obligations of any Optionee or Grantee.

16.	Acceleration of Right of Exercise
Notwithstanding Section 9.1,
(i)

in the event the Corporation or its shareholders dispose of all or substantially all of the assets or Shares of the Corporation by means of a sale, merger or other reorganization, liquidation, or otherwise, or

(ii)

in the event of a change in control of the Corporation, where the term "control" for the purposes of this Article shall refer to the acquisition of 25% or more of the voting securities of the Corporation by any person or by persons acting as a group within the meaning of the Securities Exchange Act of 1934, as amended, and the term "person" for purposes of this Article refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein, then, any Option granted pursuant to the terms of the Plan shall become exercisable with respect to the full number of Shares subject to that Option and any Restricted Stock awards outstanding shall vest, with vesting occurring immediately prior to such disposition or change in control, as defined in Section 16 (i) and 16 (ii).

Notwithstanding the foregoing, no Option shall be exercisable and no Restricted Stock shall vest under this Article 16 on account of any agreement to dispose of all or substantially all of the assets or Shares of the Corporation by means of a sale, merger or other reorganization, liquidation, or otherwise where the shareholders of the Corporation immediately before the consummation of the transaction will own at least 50% of the combined voting power of all classes of stock of the surviving entity, whether the surviving entity is the Corporation or some other entity immediately after the consummation of the transaction.

17.	Effectiveness of the Plan

The Plan and any amendments requiring shareholder approval pursuant to Article 15 are subject to approval by vote of the shareholders of the Corporation within 12 months after their adoption by the Board. Subject to that approval, the Plan and any amendments are effective on the date on which the Board adopts them. However, Options, Rights, Restricted Stock, Incentive Shares and Incentive Units will not be granted or awarded prior to shareholder approval of the Plan or amendments.

18.	Term of the Plan

Unless sooner terminated by the Board pursuant to Article 15, the Plan shall terminate on the date ten years after its adoption by the Board, and no Options or Rights, Restricted Stock, Incentive Shares or Incentive Units may be granted or awarded after termination. The termination shall not affect the validity of any Option, Right, Restricted Stock, Incentive Shares or Incentive Units outstanding on the date of termination.

Page 27
19.	Indemnification of Committee

In addition to such other rights of indemnification as they may have as Directors or as members of the Committee or as Corporation officers in conducting Plan duties, the members of the Committee and the Corporation officers shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option, Right, Restricted Stock, Incentive Shares or Incentive Units granted or awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation.

20.	General Provisions
20.1.

The establishment of the Plan shall not confer upon any Employee or Director any legal or equitable right against the Corporation, any Subsidiary or the Committee, except as expressly provided in the Plan.

20.2.

The Plan does not constitute inducement or consideration for the employment of any Employee or the service of any Director, nor is it a contract between the Corporation or any subsidiary and any Employee or Director. Participation in the Plan shall not give an Employee or Director any right to be retained in the service of the Corporation or any Subsidiary.

20.3.

The Corporation and its Subsidiaries may assume options, warrants, or rights to purchase stock issued or granted by other corporations whose stock or assets shall be acquired by the Corporation or its Subsidiaries, or which shall be merged into or consolidated with the Corporation. Neither the adoption of this Plan, nor its submission to the shareholders, shall be taken to impose any limitations on the powers of the Corporation or its affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, otherwise than under this Plan, or to adopt other stock option or restricted stock plans or to impose any requirement of shareholder approval upon the same.

	20.4.	The interests of any Employee or Director under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in Article 10.
20.5.

The Plan shall be governed, construed and administered in accordance with the laws of Pennsylvania, any applicable federal laws, and the intention of the Corporation that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Code.

End of Plan Document

REVOCABLE PROXY
S&T BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS
April 21, 2003

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints James B. George and Delbert M. Baker or any successors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the common stock of S&T Bancorp, Inc. ("S&T"), par value $2.50 per share ("S&T Common Stock"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Meeting"), to be held at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania, on April 21, 2003, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, as indicated on the reverse hereof.

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of S&T at the Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from S&T prior to execution of this proxy of the Notice of Meeting and the Proxy Statement. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned's shares of S&T Common Stock.

ANNUAL MEETING OF SHAREHOLDERS OF

S&T BANCORP, INC.

April 21, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE							[ X ]
					FOR AGAINST ABSTAIN
1. ELECTION OF DIRECTORS FOR THREE YEAR TERM			2.	THE S&T BANCORP, INC. 2003 INCENTIVE STOCK PLAN		[ ] [ ] [ ]
	NOMINEES:
[ ] FOR ALL NOMINEES [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES [ ] FOR ALL EXCEPT (See instructions below)	() John J. Delaney () Michael J. Donnelly () Frank W. Jones () Alan Papernick () Myles D. Sampson () Christine J. Toretti		3.

TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Only shareholders of record as of the close of business on March 3, 2003 are entitled to notice of and to vote at such meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR THE ADOPTION OF THE S&T BANCORP, INC. 2003 INCENTIVE STOCK PLAN. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee (s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:		()

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			[ ]
Signature of Shareholder	___________________	Date	__________	Signature of Shareholder	________________________________	Date	______
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.